Exhibit 99.2

CONTACTS:
Shelly Doran	317.685.7330	Investors
Les Morris	317.263.7711	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES SECOND QUARTER RESULTS
AND QUARTERLY DIVIDENDS

Indianapolis, Indiana—July 31, 2006...Simon Property Group, Inc. (the “Company” or “Simon”) (NYSE:SPG) today announced results for the quarter ended June 30, 2006:

•       Funds from operations (“FFO”) of the Simon portfolio for the quarter increased 6.9% to $358.4 million from $335.2 million in the second quarter of 2005. On a diluted per share basis the increase was 6.8% to $1.26 from $1.18 in 2005. FFO of the Simon portfolio for the six months increased 9.6% to $717.3 million from $654.7 million in 2005. On a diluted per share basis the increase was 9.1% to $2.52 per share from $2.31 per share in 2005.

•       Net income available to common stockholders for the quarter decreased 46.4% to $82.9 million from $154.8 million in the second quarter of 2005. On a diluted per share basis the decrease was 47.1% to $0.37 from $0.70 in 2005. Net income available to common stockholders for the six months decreased 11.8% to $186.9 million from $211.9 million in 2005. On a diluted per share basis the decrease was 12.5% to $0.84 per share from $0.96 per share in 2005. The decrease in net income for the quarter and six months is attributable to net gains on the sale of two office building complexes in the second quarter of 2005 of approximately $120 million, or $0.40 on a diluted per share basis.

	As of	As of
	June 30, 2006	June 30, 2005	Change
Occupancy
Regional Malls(1)	91.6%	92.2%	60 basis point decrease
Premium Outlet® Centers(2)	99.4%	99.2%	20 basis point increase
Community/Lifestyle Centers(2)	89.7%	91.5%	180 basis point decrease
Comparable Sales per Sq. Ft.
Regional Malls(3)	$468	$442	5.9% increase
Premium Outlet Centers(2)	$453	$426	6.3% increase
Community/Lifestyle Centers(2)	$218	$218	unchanged
Average Rent per Sq. Ft.
Regional Malls(1)	$35.10	$34.16	2.8% increase
Premium Outlet Centers(2)	$23.78	$22.83	4.2% increase
Community/Lifestyle Centers(2)	$11.65	$11.13	4.7% increase

(1)          For mall and freestanding stores.

(2)          For all owned gross leasable area (GLA).

(3)          For mall and freestanding stores with less than 10,000 square feet.

“We are pleased to report strong second quarter results and to again raise our guidance for 2006,” said David Simon, Chief Executive Officer. “Tenant sales in our regional mall and Premium Outlet portfolios continue to be robust, tenant demand for our space remains strong, and we anticipate that our regional mall occupancy will be consistent with 2005 levels by year-end. Our development pipeline also proceeds on schedule, and we look forward to the openings of Coconut Point in Estero/Bonita Springs, Florida; Round Rock Premium Outlets in Round Rock, Texas; Rio Grande Premium Outlets in Mercedes, Texas; and The Shops at Arbor Walk in Austin, Texas later this year.”

Dividends

Today the Company announced a quarterly common stock dividend of $0.76 per share. This dividend will be paid on August 31, 2006 to stockholders of record on August 17, 2006.

The Company also declared dividends on its four outstanding issues of preferred stock:

•       8.75% Series F Cumulative Redeemable Preferred (NYSE:SPGPrF) dividend of $0.546875 per share is payable on September 29, 2006 to stockholders of record on September 15, 2006.

•       7.89% Series G Cumulative Preferred (NYSE:SPGPrG) dividend of $0.98625 per share is payable on September 29, 2006 to stockholders of record on September 15, 2006.

•       6% Series I Convertible Perpetual Preferred (NYSE:SPGPrI) dividend of $0.75 per share is payable on August 31, 2006 to stockholders of record on August 17, 2006.

•       8 3/8% Series J Cumulative Redeemable Preferred (NYSE:SPGPrJ) dividend of $1.046875 per share is payable on September 29, 2006 to stockholders of record on September 15, 2006.

U.S. Development Activity

The Company continues construction on:

•       Coconut Point—a 1.2 million square foot open-air shopping complex with village and community center components in Estero/Bonita Springs (Naples-Fort Myers corridor), Florida. The initial tenants in the community center component opened in phases earlier this year and the remainder of the project is scheduled to open in November 2006.

•       Round Rock Premium Outlets—a 433,000 square foot upscale outlet center in Round Rock (Austin), Texas. The project is scheduled to open on August 3, 2006.

•       Rio Grande Valley Premium Outlets—a 404,000 square foot upscale outlet center in Mercedes, Texas. The project is scheduled to open on November 2, 2006.

•       The Village at SouthPark—a mixed-use project comprised of residential and retail components located adjacent to Simon’s highly successful SouthPark in Charlotte, North Carolina. Crate & Barrel is scheduled to open in November of 2006, followed by other retail in March of 2007 and the residential component in May 2007.

•       The Domain—a 700,000 square foot open-air center in Austin, Texas, anchored by Neiman Marcus and Macy’s and including office, residential and hotel components. The Domain is scheduled to open in March 2007.

•       The Shops at Arbor Walk—a 460,000 square foot community center in Austin, Texas anchored by Home Depot. The project will open in phases from November 2006 through March 2007.

International Activity

In late May of 2006, our Italian joint venture Gallerie Commerciali Italia (“GCI”) opened a 748,000 square foot shopping center in Giugliano on the northwest side of Naples, Italy. The project opened 99.8% leased and includes a shopping gallery anchored by Auchan and Zara. The project also includes an adjacent retail park with tenants including Leroy Merlin, Decathlon, Conforma, Eldo, Oviesse, Conbipel, Euronics, and Scarpe & Scarpe. GCI owns 40% of this project.

Several international projects are under construction or will begin construction later in 2006:

•       Construction continues on four shopping center projects in Italy, fully or partially owned by GCI, the Italian joint venture in which the Company owns a 49% interest. The shopping centers are located in Argine (Naples), Cinisello (Milan), Nola (Naples) and Porta di Roma (Rome) and all are expected to open in 2007.

•       Two projects owned by the Company’s Simon Ivanhoe joint venture are currently under construction—one in Gliwice, Poland, and one in Wasquehal, France. Both shopping centers are expected to open in late 2006. The Company owns 50% of Simon Ivanhoe.

•       Through its wholly-owned subsidiary, Chelsea Property Group L.P., the Company owns 40% of five Premium Outlet centers in Japan. Construction is underway on a 53,000 square foot phase II expansion of Toki Premium Outlets, scheduled for completion in late 2006. The Company has also announced plans for the development of its sixth Premium Outlet in Japan, Kobe Sanda Premium Outlets. The project is located in the Kobe/Osaka market, 22 miles north of downtown Kobe. Construction on the 185,000 square foot first phase is expected to commence in the fall of 2006 for a projected summer 2007 grand opening.

•       Construction commenced during the first quarter on the Company’s first project in South Korea. Yeoju Premium Outlets is a 253,000 square foot upscale outlet center that will serve the greater Seoul market. The center is expected to open in spring 2007. The Company owns 50% of this project.

Disposition Activity

On April 25th, the Company sold Great Northeast Plaza, a 295,000 square foot community center in Philadelphia.

Financing Activity

On May 15th, the Company announced the closing of an offering of $800 million of senior notes by its operating partnership subsidiary, Simon Property Group, L.P. (the “Operating Partnership”). The offering consisted of $400 million of 5.75% notes due 2012 and $400 million of 6.10% notes due 2016. The Operating Partnership used the proceeds to reduce the outstanding balance of its existing $3 billion unsecured corporate credit facility.

The Company also reported that the Operating Partnership settled certain forward-starting interest rate swap contracts concurrently with the pricing of the notes. If the proceeds of these settlements were applied to the notes, the effective interest rate of the 2012 notes and the 2016 notes would be reduced to 5.71% and 5.91%, respectively, and to 5.81% on a blended basis over the 8.0 year weighted average maturity.

2006 Guidance

Today the Company updated its guidance for 2006. The Company expects diluted FFO to be within a range of $5.30 to $5.35 per share for the year ending December 31, 2006, and diluted net income available to common stockholders to be within a range of $1.79 to $1.84 per share.

The following table provides the reconciliation of the range of estimated diluted net income available to common stockholders per share to estimated diluted FFO per share.

For the year ending December 31, 2006
	Low End	High End
Estimated diluted net income available to common stockholders per share	$1.79	$1.84
Depreciation and amortization including our share of joint ventures	3.74	3.74
Gain on sales of interests in unconsolidated entities	(0.15)	(0.15)
Impact of additional dilutive securities	(0.08)	(0.08)
Estimated diluted FFO per share	$5.30	$5.35

Conference Call

The Company will provide an online simulcast of its quarterly conference call at www.simon.com (Investor Relations section), www.earnings.com, and www.streetevents.com. To listen to the live call, please go to any of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 10:00 a.m. Eastern Daylight Time tomorrow, August 1, 2006. An online replay will be available for approximately 90 days at www.simon.com, www.earnings.com, and www.streetevents.com. A fully searchable podcast of the conference call will also be available at www.REITcafe.com shortly after completion of the call.

Supplemental Materials

The Company will publish a supplemental information package which will be available at www.simon.com in the Investor Relations section, Financial Information tab. It will also be furnished to the SEC as part of a current report on Form 8-K. If you wish to receive a copy via mail or email, please call 800-461-3439.

Forward-Looking Statements

Certain statements made in this press release may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that our expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Those risks and uncertainties include, but are not limited to:  the Company’s ability to meet debt service requirements, the availability of financing, changes in the Company’s credit rating, changes in market rates of interest and foreign exchange rates for foreign currencies, the ability to hedge interest rate risk, risks associated with the acquisition, development and expansion of properties, general risks related to retail real estate, the liquidity of real estate investments, environmental liabilities, international, national, regional and local economic climates, changes in market rental rates, trends in the retail industry, relationships with anchor tenants, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, risks relating to joint venture properties, costs of common area maintenance, competitive market forces, risks related to international activities, insurance costs and coverage, impact of terrorist activities, inflation and maintenance of REIT status. The Company discusses these and other risks and uncertainties under the heading “Risk Factors” in its most recent Annual Report on Form 10-K that could cause the Company’s actual results to differ materially from the forward-looking statements that the Company makes. The Company may update that discussion in subsequent quarterly reports, but otherwise the Company undertakes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

Funds from Operations (“FFO”)

The Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”). The Company believes that FFO is helpful to investors because it is a widely recognized measure of the performance of real estate investment trusts (“REITs”) and provides a relevant basis for comparison among REITs. A reconciliation of GAAP reported net income to FFO is provided in the financial statement section of this press release.

About Simon

Simon Property Group, Inc., an S&P 500 company headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership, development and management of retail real estate, primarily regional malls, Premium Outlet® centers and community/lifestyle centers. The Company’s current total market capitalization is approximately $42 billion. Through its subsidiary partnership, it currently owns or has an interest in 284 properties in the United States containing an aggregate of 200 million square feet of gross leasable area in 39 states plus Puerto Rico. Simon also owns interests in 52 European shopping centers in France, Italy, and Poland; 5 Premium Outlet centers in Japan; and one Premium Outlet center in Mexico. Additional Simon Property Group information is available at www.simon.com. Simon Property Group, Inc. is publicly traded on the NYSE under the symbol SPG.

SIMON
Consolidated Statements of Operations
Unaudited
(In thousands)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
REVENUE:
Minimum rent	$485,826	$467,398	$973,914	$930,549
Overage rent	15,297	14,447	31,356	27,792
Tenant reimbursements	226,777	212,720	447,812	422,953
Management fees and other revenues	19,399	17,505	39,568	37,185
Other income	51,439	40,014	93,737	75,575
Total revenue	798,738	752,084	1,586,387	1,494,054
EXPENSES:
Property operating	107,257	99,710	213,204	200,085
Depreciation and amortization	211,363	204,494	420,810	414,792
Real estate taxes	70,404	71,123	152,209	142,617
Repairs and maintenance	24,839	24,629	50,794	52,613
Advertising and promotion	20,541	18,641	37,943	36,762
Provision for (recovery of) credit losses	4,466	(1,696)	4,460	604
Home and regional office costs	32,652	30,802	62,988	57,992
General and administrative	5,005	4,454	9,498	8,246
Other	12,162	11,104	25,228	21,925
Total operating expenses	488,689	463,261	977,134	935,636
OPERATING INCOME	310,049	288,823	609,253	558,418
Interest expense	200,743	197,782	404,815	392,986
Income before minority interest	109,306	91,041	204,438	165,432
Minority interest	(3,433)	(2,253)	(4,358)	(5,560)
Income tax expense of taxable REIT subsidiaries	(3,220)	(2,734)	(4,859)	(7,420)
Income before unconsolidated entities	102,653	86,054	195,221	152,452
Income from unconsolidated entities and beneficial interests	19,882	14,456	49,805	32,383
Gain on sales of interests in unconsolidated entities	7,599	2,134	41,949	12,607
Income from continuing operations	130,134	102,644	286,975	197,442
Results of operations from discontinued operations	(135)	250	56	3,415
Gain on disposal or sale of discontinued operations, net	112	119,692	84	119,780
Income before allocation to limited partners	130,111	222,586	287,115	320,637
LESS:
Limited partners’ interest in the Operating Partnership	21,920	42,018	49,508	57,681
Preferred distributions of the Operating Partnership	6,928	7,350	13,754	14,274
NET INCOME	101,263	173,218	223,853	248,682
Preferred dividends	(18,395)	(18,407)	(36,968)	(36,804)
NET INCOME AVAILABLE
TO COMMON STOCKHOLDERS	$82,868	$154,811	$186,885	$211,878

SIMON
Per Share Data
Unaudited

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Basic Earnings Per Common Share:
Income from continuing operations	$0.37	$0.27	$0.85	$0.52

Discontinued operations—results of operations and gain on disposal or sale, net	0.00	0.43	0.00	0.44
Net income available to common stockholders	$0.37	$0.70	$0.85	$0.96
Percentage Change	-47.1%		-11.5%
Diluted Earnings Per Common Share:
Income from continuing operations	$0.37	$0.27	$0.84	$0.52

Discontinued operations—results of operations and gain on disposal or sale, net	0.00	0.43	0.00	0.44
Net income available to common stockholders	$0.37	$0.70	$0.84	$0.96
Percentage Change	-47.1%		-12.5%

SIMON
Consolidated Balance Sheets
Unaudited

(In thousands, except as noted)

	June 30, 2006	December 31, 2005
ASSETS:
Investment properties, at cost	$22,004,082	$21,745,309
Less—accumulated depreciation	4,172,347	3,809,293
	17,831,735	17,936,016
Cash and cash equivalents	330,285	337,048
Tenant receivables and accrued revenue, net	307,969	357,079
Investment in unconsolidated entities, at equity	1,523,529	1,562,595
Deferred costs and other assets	922,349	938,301
Total assets	$20,915,867	$21,131,039
LIABILITIES:
Mortgages and other indebtedness	$14,133,592	$14,106,117
Accounts payable, accrued expenses, intangibles, and deferred revenue	976,823	1,092,334
Cash distributions and losses in partnerships and joint ventures, at equity	224,984	194,476
Other liabilities, minority interest and accrued dividends	176,278	163,524
Total liabilities	15,511,677	15,556,451
COMMITMENTS AND CONTINGENCIES
LIMITED PARTNERS’ INTEREST IN THE OPERATING PARTNERSHIP	833,363	865,565
LIMITED PARTNERS’ PREFERRED INTEREST IN THE OPERATING PARTNERSHIP	400,516	401,727
STOCKHOLDERS’ EQUITY
CAPITAL STOCK OF SIMON PROPERTY GROUP, INC. (750,000,000total sharesauthorized, $.0001 par value, 237,996,000 shares of excess common stock):
All series of preferred stock, 100,000,000 shares authorized, 25,420,042 and 25,632,122 issued and outstanding, respectively, and with liquidation values of $1,071,002 and $1,081,606, respectively	1,069,388	1,080,022
Common stock, $.0001 par value, 400,000,000 shares authorized, 225,536,979 and 225,165,236 issued and outstanding, respectively	23	23
Class B common stock, $.0001 par value, 12,000,000 shares authorized, 8,000 issued and outstanding	—	—
Class C common stock, $.0001 par value, 4,000 shares authorized, issued and outstanding	—	—
Capital in excess of par value	4,975,936	4,998,723
Accumulated deficit	(1,699,813)	(1,551,179)
Accumulated other comprehensive income	18,453	9,793
Common stock held in treasury at cost, 4,379,245 and 4,815,655 shares, respectively	(193,676)	(230,086)
Total stockholders’ equity	4,170,311	4,307,296
Total liabilities and stockholders’ equity	$20,915,867	$21,131,039

SIMON
Joint Venture Statements of Operations
Unaudited

(In thousands)

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2006		2005	2006		2005
REVENUE:
Minimum rent	$272,628		$260,732	$536,645		$512,008
Overage rent	18,337		19,637	32,691		31,603
Tenant reimbursements	134,706		129,998	262,716		256,138
Other income	37,025		32,897	69,771		57,345
Total revenue	462,696		443,264	901,823		857,094
EXPENSES:
Property operating	89,738		90,873	177,219		171,319
Depreciation and amortization	83,147		84,015	159,119		159,490
Real estate taxes	33,447		32,675	67,389		65,291
Repairs and maintenance	20,786		18,119	41,724		39,471
Advertising and promotion	7,573		8,123	14,715		15,824
Provision for credit losses	1,236		1,775	1,662		5,090
Other	36,602		29,266	60,470		53,682
Total operating expenses	272,529		264,846	522,298		510,167
OPERATING INCOME	190,167		178,418	379,525		346,927
Interest expense	110,082		98,314	217,628		194,724
Income Before Gain on Sale of Asset	80,085		80,104	161,897		152,203
Gain on sale of asset	94		—	94		—
Income Before Unconsolidated Entities	80,179		80,104	161,991		152,203
Gain (Loss) from unconsolidated entities	145		(637)	239		(1,892)
Income from Continuing Operations	80,324		79,467	162,230		150,311
Income from discontinued joint venture interests (B)	175		214	502		138
Gain (loss) on disposal or sale of discontinued operations, net	21,151	(C)	(34)	20,704	(C)	98,359	(D)
NET INCOME	$101,650		$79,647	$183,436		$248,808
Third-party investors’ share of net income	$59,863		$49,305	$109,439		$141,067
Our share of net income	41,787		30,342	73,997		107,741
Amortization of excess investment	(12,374)		(15,903)	(24,892)		(26,179)
Income from Beneficial Interests	1,045		—	11,276	(A)	—
Write-off of investment related to properties sold	(2,977	)(C)	945	(2,977	)(C)	(37,778	)(D)
Our share of net gain related to properties sold	(7,599	)(C)	(928)	(7,599	)(C)	(11,401	)(D)
Income from unconsolidated entities and beneficial interests	$19,882		$14,456	$49,805		$32,383

SIMON
Joint Venture Balance Sheets
Unaudited
(In thousands)

	June 30,	December 31,
	2006	2005
ASSETS:
Investment properties, at cost	$10,277,051	$9,915,521
Less - accumulated depreciation	2,109,181	1,951,749
	8,167,870	7,963,772
Cash and cash equivalents	319,241	334,714
Tenant receivables	200,721	207,153
Investment in unconsolidated entities, at equity	175,532	135,914
Deferred costs and other assets	346,652	304,825
Total assets	$9,210,016	$8,946,378

LIABILITIES AND PARTNERS’ EQUITY:
Mortgages and other indebtedness	$7,954,275	$7,479,359
Accounts payable, accrued expenses and deferred revenue	417,695	403,390
Other liabilities	212,946	189,722
Total liabilities	8,584,916	8,072,471

Preferred units	67,450	67,450
Partners’ equity	557,650	806,457
Total liabilities and partners’ equity	$9,210,016	$8,946,378

Our Share of:
Total assets	$3,965,479	$3,765,258
Partners’ equity	389,439	429,942
Add: Excess Investment(E)	909,106	938,177
Our net investment in joint ventures	$1,298,545	$1,368,119

Mortgages and other indebtedness	$3,433,708	$3,169,662

SIMON
Footnotes to Financial Statements
Unaudited

Notes:

(A)       Represents beneficial interest in earnings from Mall of America for the period from August 2004 through and including the second quarter of 2006 attributable to a transfer from a Simon family affiliate of certain cash flow distributions, capital transaction proceeds and related profits and losses.

(B)        Discontinued joint venture interests represent those assets and  partnership interests that have been sold.

(C)        On April 25, 2006, Great Northeast Plaza, a community center, was sold.

(D)       On January 11, 2005, Metrocenter, a regional mall in Phoenix, Arizona was sold.

(E)        Excess investment represents the unamortized difference of the Company’s investment over equity in the underlying net assets of the partnerships and joint ventures. The Company generally amortizes excess investment over the life of the related properties, typically no greater than 40 years, and the amortization is included in income from unconsolidated entities.

SIMON

Reconciliation of Net Income to FFO (1)
Unaudited
(In thousands, except as noted)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net Income(2)(3)(4)(5)	$101,263	$173,218	$223,853	$248,682
Adjustments to Net Income to Arrive at FFO:
Limited partners’ interest in the Operating Partnership and preferred distributions of the Operating Partnership	28,848	49,368	63,262	71,955
Depreciation and amortization from consolidated properties, beneficial interests and discontinued operations	210,448	205,858	423,990	417,576
Simon’s share of depreciation and amortization from unconsolidated entities	52,946	55,567	103,078	103,298
Tax provision related to sale	0	1,533	0	1,533
Gain on sales of real estate and discontinued operations	(7,711)	(121,826)	(42,033)	(132,387)
Minority interest portion of depreciation and amortization	(2,031)	(2,792)	(4,131)	(4,841)
Preferred distributions and dividends	(25,323)	(25,757)	(50,722)	(51,078)
FFO of the Simon Portfolio	$358,440	$335,169	$717,297	$654,738
Per Share Reconciliation:
Diluted net income available to common stockholders per share	$0.37	$0.70	$0.84	$0.96
Adjustments to net income to arrive at FFO:
Depreciation and amortization from consolidated properties and beneficial interests, and the Company’s share of depreciation and amortization from unconsolidated entities, net of minority interest portion of depreciation and amortization	0.94	0.92	1.88	1.83
Gain on sales of real estate and discontinued operations	(0.03)	(0.43)	(0.15)	(0.47)
Tax provision related to gain on sale	0.00	0.01	0.00	0.01
Impact of additional dilutive securities for FFO per share	(0.02)	(0.02)	(0.05)	(0.02)
Diluted FFO per share	$1.26	$1.18	$2.52	$2.31
Details for per share calculations:
FFO of the Simon Portfolio	$358,440	$335,169	$717,297	$654,738
Adjustments for dilution calculation:
Impact of preferred stock and preferred unit conversions and option exercises (6)	14,121	14,209	28,315	28,421
Diluted FFO of the Simon Portfolio	372,561	349,378	745,612	683,159
Diluted FFO allocable to unitholders	(73,724)	(70,309)	(147,642)	(138,244)
Diluted FFO allocable to common stockholders	$298,837	$279,069	$597,970	$544,915
Basic weighted average shares outstanding	220,990	220,228	220,787	220,306
Adjustments for dilution calculation:
Effect of stock options	885	883	930	887
Impact of Series C preferred unit conversion	1,047	1,078	1,054	1,105
Impact of Series I preferred unit conversion	3,278	3,424	3,276	3,426
Impact of Series I preferred stock conversion	10,826	10,682	10,839	10,680
Diluted weighted average shares outstanding	237,026	236,295	236,886	236,404
Weighted average limited partnership units outstanding	58,474	59,535	58,488	59,975
Diluted weighted average shares and units outstanding	295,500	295,830	295,374	296,379
Basic FFO per share	$1.28	$1.20	$2.57	$2.34
Percent Increase	6.7%		9.8%
Diluted FFO per share	$1.26	$1.18	$2.52	$2.31
Percent Increase	6.8%		9.1%

SIMON

Footnotes to Reconciliation of Net Income to FFO
Unaudited

Notes:

(1)          The Company considers FFO a key measure of its operating performance that is not specifically defined by GAAP and believes that FFO is helpful to investors because it is a widely recognized measure of the performance of REITs and provides a relevant basis for comparison among REITs. The Company also uses this measure internally to measure the operating performance of the portfolio. The Company’s computation of FFO may not be comparable to FFO reported by other REITs.

As defined by NAREIT, FFO is consolidated net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items, excluding gains and losses from the sales of real estate, plus the allocable portion of FFO of unconsolidated joint ventures based upon economic ownership interest, and all determined on a consistent basis in accordance with GAAP. The Company has adopted NAREIT’s clarification of the definition of FFO that requires it to include the effects of nonrecurring items not classified as extraordinary, cumulative effect of accounting change or resulting from the sale of depreciable real estate. However, you should understand that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income determined in accordance with GAAP as a measure of operating performance, and is not an alternative to cash flows as a measure of liquidity.

(2)          Includes the Company’s share of gains on land sales of $19.7 million and $8.8 million for the three months ended June 30, 2006 and 2005, respectively, and $26.3 million and $17.9 million for the six months ended June 30, 2006 and 2005, respectively.

(3)          Includes the Company’s share of straight-line adjustments to minimum rent of $1.5 million and $5.4 million for the three months ended June 30, 2006 and 2005, respectively, and $5.3 million and $9.5 million for the six months ended June 30, 2006 and 2005, respectively.

(4)          Includes the Company’s share of the fair market value of leases from acquisitions of $17.8 million and $13.5 million for the three months ended June 30, 2006 and 2005, respectively, and $35.2 million and $27.1 million for the six months ended June 30, 2006 and 2005, respectively.

(5)          Includes the Company’s share of debt premium amortization of $6.7 million and $8.1 million for the three months ended June 30, 2006 and 2005, respectively, and $13.4 million and $16.2 million for the six months ended June 30, 2006 and 2005, respectively.

(6)          Includes dividends and distributions of Series I preferred stock and Series C and Series I preferred units.